Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 14, 2017, Teladoc, Inc. (“Teladoc”, the “Company”, “our” or “we”)  completed the acquisition (the “Acquisition”) of all of the outstanding shares of Best Doctors Holdings, Inc. (“Best Doctors”), (the “Acquisition”). Best Doctors provides technology innovations and services to help employers, health plans and provider organizations ensure that their members combat medical uncertainty with access to the best medical minds. The aggregate purchase price of the acquisition was $440.0 million, comprised of approximately $375.0 million of cash and 1,855,078 shares of Teladoc’s common stock valued at approximately $65.0 million, and is subject to post-closing working capital adjustments as defined in the agreement and plan of merger governing the acquisition.

On July 1, 2016, the Company completed the acquisition of HY Holdings, Inc. d/b/a HealthiestYou Corporation (“HealthiestYou”) through a merger in which HealthiestYou became a wholly-owned subsidiary of the Company. HealthiestYou is a leading telehealth consumer engagement technology platform for the small to mid-sized employer market. HealthiestYou provides end-users with access to telemedicine services including through a web-based portal and a mobile application. Solutions provided by HealthiestYou include 24/7 access to telephone, e-mail, and video conferencing with doctors as well as the convenience of procedure price comparisons, prescription medicine price comparisons, health plan information and benefits eligibility, and location information for wellness service providers. The aggregate purchase price of the acquisition was $151.5 million, comprised of $43.2 million of cash and 6,955,796 shares of Teladoc’s common stock valued at $108.3 million on July 1, 2016.

The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements, Best Doctors’  historical financial statements and HealthiestYou’s historical financial statements as adjusted to give effect to the acquisitions, as discussed further below. The unaudited pro forma combined financial statements are derived from the following items: (1) our audited consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016; (2) our unaudited consolidated financial statements as of and for the three months ended March 31, 2017 included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; (3) the unaudited financial statements of HealthiestYou for the six months ended June 30, 2016 included in our Current Report on Form 8-K/A, filed with the SEC on September 8, 2016; (4) the audited consolidated financial statements of Best Doctors for the year ended December 31, 2016 included in our Current Report on Form 8-K/A, filed with the SEC on August 3, 2017; and (5) the unaudited consolidated financial statements of Best Doctors as of and for the three months ended March 31, 2017 included in our Current Report on Form 8-K/A, filed with the SEC on August 3, 2017.

The unaudited pro forma combined statements of operations for the three months ended March 31, 2017 give effect to the acquisition of Best Doctors as if it had occurred on January 1, 2016 and the unaudited pro forma combined statements of operations for the year ended December 31, 2016 give effect to the acquisitions of Best Doctors and HealthiestYou as if each had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of March 31, 2017 gives effect to the acquisition of Best Doctors as if it had occurred on March 31, 2017. No pro forma adjustments are necessary to the unaudited pro forma combined statement of operations for the three months ended March 31, 2017 or unaudited pro forma combined balance sheet as of March 31, 2017 to reflect the acquisition of HealthiestYou, as this acquisition is fully reflected in our historical financial statements as of and for the three months ended March 31, 2017. The unaudited pro forma combined financial statements do not include the realization of any future cost savings or integration changes that are expected to be achieved.

The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The unaudited pro forma combined financial statements are presented for illustrative and informative purposes only and are not intended to represent or be indicative of what our results of operations would have been had the acquisitions actually occurred on the dates indicated. Our, Best Doctors’  and HealthiestYou’s historical audited and unaudited financial statements described above have been adjusted in the unaudited pro forma combined financial statements to give effect to events that are (1) directly attributable to the acquisitions, as applicable, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on us. The unaudited pro forma combined statements of operations do not reflect any non‑recurring charges directly related to the acquisitions of Best Doctors and HealthiestYou that have already been incurred by us. These non‑recurring charges are further described in the accompanying notes to the unaudited pro forma combined financial statements and include transaction‑related costs such as financial advisory, legal and regulatory filing fees and all related financing fees. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting with respect to the Acquisition, with us considered the acquirer of Best Doctors. Under the acquisition method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The purchase price allocation was based on estimates of the fair market value of the tangible and intangible assets and liabilities of Best Doctors, as described further in the notes to our unaudited pro forma combined financial information below. As of the date of the Current Report to which this unaudited pro forma combined financial information is attached as an exhibit, we only have preliminary estimates of the fair market values and the related allocations of the purchase price. In arriving at such estimates, we have considered the preliminary appraisals of independent consultants, which were based on a preliminary and limited review of the assets and liabilities of Best Doctors acquired by us in the Acquisition. We expect to complete the purchase price allocation after considering the fair market value of Best Doctors’  assets and liabilities at the level of detail necessary to finalize the purchase price allocation. The final purchase price allocation will be based, in part, on third‑party appraisals and may be different than that reflected in the pro forma purchase price allocation presented herein, and any such differences may be material.

The unaudited pro forma combined financial statements should be read in conjunction with our historical financial statements and related management’s discussion and analysis of financial condition and results of operations, which are included in our Annual Report on Form 10‑K for the year ended December 31, 2016 and Quarterly Report on Form 10‑Q for the quarter ended March 31, 2017, HealthiestYou’s historical financial statements, which are included in our Current Report on Form 8‑K/A, filed with the SEC on September 8, 2016, and Best Doctors’  historical financial statements, which are included in our Current Report on Form 8-K/A, filed with the SEC on August 3, 2017.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2017

(in thousands, except share and per share information)

	For the Three Months Ended March 31, 2017
		Best			Pro Forma
	Teladoc	Doctors(1)	Reclassifications		Adjustments		Pro Forma
Revenue	$42,898	$24,056	$—		$—		$66,954
Cost of revenue	12,139	8,530	—		—		20,669
Gross profit	30,759	15,526	—		—		46,285
Operating expenses:
Advertising and marketing	12,616	—	1,000	(a)	—		13,616
Sales	7,988	—	3,891	(a)	—		11,879
Technology and development	6,512	—	3,460	(a)	—		9,972
Legal	343	—	92	(a)	—		435
Regulatory	1,007	—	—		—		1,007
General and administrative	14,488	—	4,950	(a)	—		19,438
Selling, general and administrative	—	14,053	(14,053)	(a)	—		—
Depreciation and amortization	2,607	—	739	(a)	3,069	(b)	6,415
Loss from operations	(14,802)	1,473	(79)	(a)	(3,069)		(16,477)
Foreign currency transaction loss	—	32	(32)	(a)	—		—
Gain on sale	—	(2,369)	—		—		(2,369)
Interest expense, net	702	1,392	—		7,910	(c)(d)	10,004
Other expense, net	—	(35)	(47)	(a)	82	(e)	—
Net loss before taxes	(15,504)	2,453	—		(11,061)		(24,112)
Income tax provision	150	151	—		—		301
Net loss	$(15,654)	$2,302	$—		$(11,061)		$(24,413)
Net loss per share, basic and diluted	$(0.30)						$(0.45)
Weighted‑average shares used to compute basic and diluted net loss per share	52,192,859				1,855,078	(f)	54,047,937

(1)	Includes results from a business disposed of by Best Doctors in January 2017, of which revenue and net income were $387 and $223, respectively.

See accompanying notes to unaudited pro forma combined statement of operations.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(in thousands, except share and per share information)

	For the Year Ended December 31, 2016
		Best	Healthiest			Pro Forma
	Teladoc	Doctors(1)	You	Reclassifications		Adjustments		Pro Forma
Revenue	$123,157	$96,849	$8,788	$—		$—		$228,794
Cost of revenue	31,971	34,699	2,913	—		—		69,583
Gross profit	91,186	62,150	5,875	—		—		159,211
Operating expenses:
Advertising and marketing	34,720	—	403	2,866	(a)	—		37,989
Sales	26,243	—	2,053	15,736	(a)	—		44,032
Technology and development	21,815	—	508	12,518	(a)	—		34,841
Legal	4,117	—	83	434	(a)	—		4,634
Regulatory	3,158	—	—	—		—		3,158
Acquisition related costs	6,959	—	—	—		(6,959)	(g)	—
General and administrative	48,568	—	9,177	23,509	(a)	(690)	(g)	80,564
Selling, general and administrative	—	57,479	—	(57,479)	(a)	—		—
Depreciation and amortization	8,270	—	90	3,097	(a)	14,954	(b)	26,411
Loss from operations	(62,664)	4,671	(6,439)	(681)		(7,305)		(72,418)
Amortization of warrants and loss on extinguishment of debt	8,454	—	—	—		—		8,454
Foreign currency transaction loss	—	236	—	(236)	(a)	—		—
Interest expense (income), net	2,588	6,489	(38)	—		27,335	(c)(d)	36,374
Other expense, net	—	1,150	—	(445)	(a)	(705)	(e)	—
Net loss before taxes	(73,706)	(3,204)	(6,401)	—		(33,935)		(117,246)
Income tax provision	510	704	—	—		—		1,214
Net loss	$(74,216)	$(3,908)	$(6,401)	$—		$(33,935)		$(118,460)
Net loss per share, basic and diluted	$(1.75)							$(2.49)
Weighted‑average shares used to compute basic and diluted net loss per share	42,330,908					5,332,976	(f)(h)	47,663,884

(1)	Includes results from a business disposed of by Best Doctors in January 2017, of which revenue and net income were $4,605 and $1,697, respectively.

See accompanying notes to unaudited pro forma combined statement of operations.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2017

(in thousands, except share and per share information)

	As of March 31, 2017
			Pro Forma
	Teladoc	Best Doctors	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$139,948	$14,756	$3,374	(i)	$158,078
Short‑term investments	36,005	—	—		36,005
Accounts receivable, net	15,309	9,895	—		25,204
Prepaid expenses and other current assets	3,564	2,730	—		6,294
Total current assets	194,826	27,381	3,374		225,581
Property and equipment, net	7,441	9,734	—		17,175
Goodwill	188,184	23,316	304,599	(j)	516,099
Intangible assets, net	23,078	5,477	80,873	(k)	109,428
Other assets	424	3,530	—		3,954
Total assets	$413,953	$69,438	$388,846		$872,237
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,949	$1,232	$—		$3,181
Accrued expenses and other current liabilities	8,947	11,513	(3,809)	(l)	16,651
Accrued compensation	7,242	3,943	—		11,185
Long‑term bank and other debt‑current portion	—	3,908	(3,908)	(m)	—
Total current liabilities	18,138	20,596	(7,717)		31,017
Other liabilities	8,104	1,252	—		9,356
Deferred taxes	1,844	779	—		2,623
Long term bank and other debt, net	42,434	24,291	99,954	(m)	166,679
Convertible senior notes, net	—	—	201,318	(m)	201,318
Commitments and contingencies
Preferred stock,	—	39,790	(39,790)	(n)	—
Stockholders’ equity (deficit):
Common stock, par value	54	67	(65)	(o)	56
Additional paid‑in capital	563,832	61,214	66,188	(p)	691,234
Accumulated deficit	(220,449)	(76,083)	66,490	(q)	(230,042)
Accumulated other comprehensive loss	(4)	(2,468)	2,468	(r)	(4)
Total stockholders’ equity (deficit)	343,433	(17,270)	135,081		461,244
Total liabilities and stockholders’ equity	$413,953	$69,438	$388,846		$872,237

See accompanying notes to unaudited pro forma combined balance sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share information)

Note 1 — Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combination, factually supportable and with respect to the pro forma combined statements of operations and expected to have a continuing impact on the combined results following the business combination.

The business combination will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Best Doctors and HealthiestYou’s assets acquired and liabilities assumed and conformed the accounting policies of Best Doctors and HealthiestYou to our own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Financing Transactions

On June 27, 2017, the Company issued, at par value, $275 million aggregate principal amount of 3% convertible senior notes due 2022 (the “2022 Notes”). The 2022 Notes bear cash interest at a rate of 3% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2017. The 2022 Notes will mature on December 15, 2022. The net proceeds to the Company from the offering were $263.7 million after deducting offering costs of approximately $11.3 million.  In accounting for the issuance of the 2022 Notes, the Company separated the 2022 Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the 2022 Notes as a whole. The excess of the principal amount of the liability component over its carrying amount, referred to as the debt discount, is amortized from the issuance date to June 15, 2022 (the first date on which the Company may be required to repurchase the 2022 Notes at the option of the holder). The equity component related to the 2022 Notes is $62.4 million, net of debt issuance costs and is recorded in additional paid-in capital in the unaudited pro forma combined balance sheet.

Concurrently with the Best Doctors acquisition, the Company entered into a $175 million Senior Secured First Lien Term Loan Facility and a $10 million Senior Secured Revolving Credit Facility (the “New Term Loan Facility”). The New Term Loan Facility carries interest at a rate of 7.25% above fixed 90 days Libor of 1.3% and includes an underwriting fee of 3% and an upfront fee of 1%.

Note 3 – Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of Best Doctors’  assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of March 31, 2017:

Tangible assets acquired:
Current assets	$27,381
Property and equipment, net	9,734
Other	3,530
Total	40,645
Value assigned to identifiable intangible assets acquired	86,350
Liabilities assumed	(14,910)
Total assets acquired in excess of liabilities assumed	$112,085
Goodwill	327,915
Total purchase price	$440,000

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet and statements of operations. The final purchase price allocation will be determined subsequent to acquisition, when the Company has completed the detailed valuations and necessary calculations including a more comprehensive review of leases. The final allocation may differ materially from the preliminary allocation used in the pro forma adjustments.

The Company has performed a valuation analysis of the fair market value of HealthiestYou’s assets and liabilities. The following table summarizes the allocation of the final purchase price:

Tangible assets acquired:
Current assets	$7,556
Property and equipment, net	1,289
Other	80
Total	8,925
Value assigned to identifiable intangible assets acquired	14,400
Liabilities assumed	(3,683)
Total assets acquired in excess of liabilities assumed	$19,642
Goodwill	131,842
Total purchase price	$151,484

This final purchase price allocation has been used to prepare pro forma adjustments in the pro forma statement of operations.

Note 4 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Reflects the reclassification of certain components of the statement of operations to conform to the financial results of the combined companies.
(b)

As part of the preliminary valuation analysis of Best Doctors, the Company identified intangible assets, including client lists, non‑compete agreements and trademark. These amounts represent the estimated additional amortization as a result of the identified intangible assets.

The following table summarizes the estimated fair values of Best Doctors’  identifiable intangible assets and their estimated useful lives and the associated amortization for the three months ended March 31, 2017 and for the year ended December 31, 2016:

	Estimated Fair Value	Estimated Useful Life	Three Months Ended March 31, 2017 Amortization	Year Ended December 31, 2016 Amortization
Customer relationships	$57,480	10 years	$2,453	$10,582
Trademark	24,830	15 years	414	1,655
Non‑compete	4,040	5 years	202	808
Total	$86,350		$3,069	$13,045

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate subsequent to the Acquisition after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma combined financial statements.

Additionally, the Company identified HealthiestYou’s intangible assets, including client lists, non‑compete agreements, trademark and technology. The following table summarizes the fair values and their useful lives and the associated amortization for the period prior to the acquisition of HealthiestYou from January 1, 2016 through June 30, 2016:

	Estimated Fair Value	Estimated Useful Life	Year Ended December 31, 2016 Amortization
Customer relationships	$10,930	10 years	$1,325
Trademark	1,180	3 years	197
Non‑compete	70	2 years	17
Technology	2,220	3 years	370
Total	$14,400		$1,909

(c)

Reflects (i) the elimination of interest expense and amortization of debt issuance costs associated with the Company’s existing mezzanine term loan facility and line of credit facility of $888 and $2,958 for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, and (ii) estimated interest expense on debt incurred, amortization of debt issuance cost and fair value of the equity component of the 2022 Notes in connection with the financing of the Acquisition of $9,373 and $36,782 for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively. An increase or decrease of 0.25% per annum related to the interest rate associated with the debt incurred in connection with the Acquisition would increase or decrease pro forma interest expense by approximately $281 for the three months ended March 31, 2017 and $1,125 for the year ended December 31, 2016.

(d)

Reflects the elimination of interest expense associated with Best Doctors’  existing credit facilities and long-term promissory notes and other debt in the aggregate amount of $575 and $6,488 for the three months ended March 31, 2017 and for the year ended December 31, 2016, respectively. See Note m.

(e)

Represents the elimination of the change in fair value of the warrants issued in 2016 associated with Best Doctors’  long-term promissory notes of $82 and $705 for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively.

(f)

Reflects the issuance of 1,855,078 (based on an average of the volume‑weighted average trading price for the five full trading days ending on and including July 13, 2017 of $35.04) shares of Teladoc common stock in connection with the Acquisition.

(g)

Represents the elimination of nonrecurring transaction costs incurred of $7,649 principally due to transaction costs for bankers and other professional fees and contract termination costs that are directly related to the acquisition of HealthiestYou.

(h)	Reflects the increase in the weighted average shares of 3,477,898 in connection with the issuance of 6,955,796 shares of Teladoc common stock for the acquisition of HealthiestYou.
(i)

Represents the preliminary cash purchase price for the Acquisition of $375,000 plus transaction costs of $7,833 and fees associated with the repayment of the Company’s existing debt in the amount of $1,685 and the repayment of the Company’s existing debt in the amount of $42,490, less proceeds from the New Term Loan Facility, net of discount of $166,660, and the issuance of the 2022 Notes, net of fees of $263,722.

(j)	Represents the preliminary net increase to goodwill as a result of the Acquisition.
(k)	Represents the preliminary net increase to identifiable intangible assets as a result of the Acquisition.
(l)	Reflects the elimination of warrants and interest accrued for Best Doctors associated with its subordinated convertible promissory notes and other debt in the amount of $3,049 and $760, respectively.
(m)

Reflects (i) the establishment of the New Term Loan Facility, net of debt issuance costs of $8,321, (ii) the issuance of the 2022 Notes, net of debt issuance costs of $11,278, and the fair value of the equity component of the 2022 Notes of $62,404, (iii) the repayment of the Company’s existing $25,000 mezzanine term loan facility and $17,490, net of $56 of debt discount, outstanding under its line of credit facility and (iv) the satisfaction of Best Doctors’  long-term promissory notes and other debt of $20,100 and $8,099, respectively.

(n)	Reflects preferred stock of Best Doctors eliminated as a result of the Acquisition.
(o)

Reflects the issuance of 1,855,078 (based on an average of the volume‑weighted average trading price for the five full trading days ending on and including July 13, 2017 of $35.04) shares of Teladoc common stock of $2 par value in connection with the Acquisition, less $67 of the par value of Best Doctors common stock eliminated in connection with the Acquisition.

(p)

Reflects the issuance of 1,855,078 (based on an average of the volume‑weighted average trading price for the five full trading days ending on and including July 13, 2017 of $35.04) shares of Teladoc common stock of $64,998 in connection with the Acquisition and the fair value of the equity component of the 2022 Notes of $62,404, less $61,214 of additional paid‑in capital of Best Doctors eliminated in connection with the Acquisition.

(q)

Reflects the accumulated deficit of Best Doctors eliminated as a result of the Acquisition, net of transaction costs of $7,833, expenses associated with the loss on extinguishment of debt of $1,685 and other charges in the amount of approximately $75.

(r)	Reflects the elimination of Best Doctors’ other comprehensive loss for foreign currency translation adjustments.